Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Nos. 333-80319, 333-50448, 333-60396, 333-118804, 333-163780, 333-192703, 333-221810 and 333-152939 on Form S-8 of Semtech Corporation of our reports dated March 18, 2022 with respect to the consolidated financial statements of Sierra Wireless, Inc. as of and for the years ended December 31, 2021 and December 31, 2020, and with respect to the effectiveness of internal control over financial reporting as of December 31, 2021 included in this Form 8-K/A of Semtech Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Vancouver, Canada

March 24, 2023